UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________
FORM 8-K
_______________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2023
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TILLY’S, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-35535	45-2164791
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
10 Whatney
Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)
(949) 609-5599
(Registrant’s Telephone Number, Including Area Code)
  ______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	TLYS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 12, 2023, Tilly’s, Inc. (the “Company”) appointed Laura Janney, age 55, to serve as the Company’s Executive Vice President, Chief Merchandising Officer, effective May 8, 2023 (the “Commencement Date”).

Prior to joining the Company, Ms. Janney served Hudson’s Bay from July 2019 to January 2023, including most recently as its Chief Merchandising Officer from August 2021 to January 2023. Previously, she served Nordstrom, Inc. (NYSE: JWN) for 32 years from June 1987 to March 2019 in a variety of retail store and merchandise management roles for several of Nordstrom’s departments, including most recently at Vice President, Omni Channel Divisional Merchandise Manager for Innovation/Full Price Stores from March 2017 to March 2019.

In connection with Ms. Janney’s employment, the Company and Ms. Janney entered into an employee offer letter agreement (the “Agreement”).

The Agreement provides for an initial annual base salary of $540,000, beginning with the Commencement Date, and the opportunity to earn an annual cash bonus targeted at an amount equal to 75% of Ms. Janney’s annual base salary, with a maximum amount equal to 150% of Ms. Janney’s annual base salary (prorated for fiscal 2023). Ms. Janney’s annual cash bonus for fiscal 2023 will be based on the achievement of certain budgeted comparable net sales and pre-bonus operating income results during fiscal 2023. Subsequent annual cash bonuses will be determined based on the achievement of applicable Company performance goals yet to be determined. The Agreement also provides for a car allowance equal to $10,000 per year.

In addition, pursuant to the terms of the Agreement, on the first day of the Company’s next open trading window following the Commencement Date, Ms. Janney will receive an option to purchase 300,000 shares of the Company’s common stock, with 25% of the shares underlying the option vesting on each of the first, second, third and fourth anniversaries of the grant date, subject to her continued service through the applicable vesting date. Upon the three-year anniversary of the Commencement Date, Ms. Janney will receive an additional option to purchase 300,000 shares of the Company’s common stock with a similar vesting schedule. If Ms. Janney’s employment is terminated without cause in contemplation of a “change in control” (as defined in the Agreement), or within 90 days immediately following the consummation of a change in control, her outstanding and unvested Company equity awards will accelerate in full.

The Company will reimburse Ms. Janney for all reasonable expenses related to her relocation to Orange County, California until July 31, 2023, including temporary living expenses and up to three house hunting trips. Should Ms. Janney resign without “good reason” (as defined in the Agreement) or if her employment is terminated by the Company for cause, in either case, within one year of the Commencement Date, she will be required to repay all relocation expenses received from the Company. Should Ms. Janney resign without good reason or if Ms. Janney’s employment is terminated by the Company for cause, in either case, within the period beginning on the first anniversary of the Commencement Date and ending on the third anniversary of the Commencement Date, Ms. Janney will be required to repay 1/24th of the relocation expenses received from the Company for each month or partial month remaining in such 24-month period.
On the first day of the month following the Commencement Date, Ms. Janney will be eligible to participate in the Company’s customary employee benefit plans or programs generally available to all full-time employees.
If Ms. Janney’s employment is terminated within the one-year anniversary of the Commencement Date by the Company without cause, Ms. Janney would be entitled to receive: (i) continued payments of her annual base salary then in effect for a period of six months, and (ii) up to six months of continued health care premiums for her and her eligible dependents. Ms. Janney’s right to receive the severance payments and benefits described above is subject to her delivery of an effective general release of claims in favor of the Company.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by the terms of the Agreement, a form of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
here are no (i) family relationships between Ms. Janney and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company or (ii) related party transactions with Ms. Janney requiring disclosure pursuant to Item 404 of Regulation S-K.

Item 7.01	Regulation FD Disclosure
On April 17, 2023, the Company issued a press release announcing the appointment of Ms. Janney as the Company’s Executive Vice President, Chief Merchandising Officer. A copy of this press release is furnished herewith as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Exhibit Title or Description
10.1	Offer Letter, dated April 12, 2023, for Laura Janney
99.1	Press Release, dated April 17, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILLY’S, INC.

Date: April 17, 2023	By:	/s/ Michael L. Henry
	Name:	Michael L. Henry
	Title:	Executive Vice President, Chief Financial Officer